Exhibit 99.1
FOR IMMEDIATE RELEASE
Global Telecom & Technology Appoints Chief Financial Officer
MCLEAN, Va., January 24, 2007 – Global Telecom & Technology, Inc. (“GTT”), (OTCBB: GTLT), a global Multi-Network Operator (MNO), today announced the appointment of Kevin J. Welch as its Chief Financial Officer.
As CFO of GTT, Mr. Welch will oversee all global finance functions and have direct responsibility for leading all corporate accounting, tax, treasury and Sarbanes-Oxley compliance activities. In addition to managing the company’s anticipated financial growth, GTT expects that Mr. Welch will play a principal role in the company’s potential M&A activities, help develop new and value-added services, and direct GTT’s global human resources.
The position had been previously held by David Ballarini. Mr. Ballarini had served as CFO of Mercator Partners Acquisition Corp. which acquired Global Internetworking and European Telecommunications & Technology in October 2006. Following the closing of that transaction, Mercator Partners Acquisition Corp. changed its name to GTT, and Mr. Ballarini continued to serve as CFO for GTT on an interim basis.
“We are very pleased to have Kevin join the GTT team,” said Mike Keenan, Chief Executive Officer, GTT. “Kevin has a great deal of experience working with fast-growing companies like GTT. His deep knowledge of global finance, strategy, and the telecommunications industry will be invaluable to GTT. Our plans for future growth make him the ideal person to oversee the company’s financial operations and support our efforts to deliver value for our shareholders.”
Mr. Welch brings to GTT over 16 years of financial and operation experience, primarily in the telecommunications industry. Mr. Welch served in various capacities at LCI International, Inc., from 1995 until its acquisition by Qwest Communications in June 1998. Mr. Welch worked for Qwest Communications from 1998 until 2003, holding various positions including Vice President of Investor Relations and Vice President, Finance and Assistant Treasurer. As Assistant Treasurer, Mr. Welch played a significant role in the renegotiation and restructuring of a major portion of Qwest’s public debt. Prior to joining LCI International, Mr. Welch worked for MCI Telecommunications from 1990 until 1995.
Most recently Mr. Welch served as Meristar Hospitality Corporation’s Senior Vice President and Treasurer from December 2004 until the company was acquired in May 2006. At Meristar, Mr. Welch was responsible for the company’s treasury, financial planning and analysis, and investor relations as well as managed strategic financing activities for the company.

Prior to joining Meristar, Mr. Welch served as CFO of Landmat International, a privately-held mobile communications applications developer.
Mr. Welch holds a Masters in Business Administration from Georgetown University and received his Bachelor of Science from the Colorado School of Mines.
“I am very excited to join GTT at this time of growth and opportunity,” said Mr. Welch. “I am impressed with GTT’s global approach, market position, strong management team and commitment to customer satisfaction. I look forward to contributing to our anticipated growth and continued success as a Multi-Network Operator.”
About GTT
Formed in October 2006, following the acquisition by Mercator Partners Acquisition Corp. of all the outstanding shares of Global Internetworking, Inc. and European Telecommunications & Technology Limited, Global Telecom & Technology, Inc. (“GTT”) (OTCBB: GTLT) is a new type of service provider: a Multi-Network Operator (“MNO”).
As a Multi-Network Operator, GTT does not own the infrastructure upon which its services are provided. Instead, GTT designs solutions based on its customer’s requirements, using a combination of telecommunications networks and technologies. Unlike traditional network centric carriers, GTT provides best-of-breed solutions by procuring, integrating and managing components of these various networks on its customers’ behalf. GTT has taken the inherent advantages of the Multi-Network Operator approach to a new level through a combination of powerful network design and pricing tools; a global service footprint; a deep and broad set of strategic vendor relationships; and above all, an expert team committed to delivering outstanding end-to-end customer service.
Headquartered in McLean, Virginia and with offices in London, Paris, Dusseldorf, New Delhi, and New York, GTT provides a global service footprint covering more than 50 countries, and it has more than 200 customers and in excess of 100 carrier partnerships around the world. For more information visit the GTT web site: http://www.gt-t.net

Forward-Looking Statement
Some of the statements made by GTT in this press release, including without limitation statements regarding GTT’s anticipated future growth and potential mergers and acquisitions activity, are forward-looking in nature. GTT intends that any forward-looking statements, as defined in Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be covered by the safe harbor provisions for such statements contained in Section 21E of the Exchange Act. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “may,” “will,” “should,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “predicts,” “potential,” “continues” and similar expressions are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual future results to differ materially from those projected or contemplated in the forward-looking statements. GTT believes that these risks include, but are not limited to: GTT’s ability to develop and market new products and services that meet customer demands and generate acceptable margins; GTT’s reliance on several large customers; GTT’s ability to negotiate and enter into acceptable contract terms with its suppliers; GTT’s ability to attract and retain qualified management and other personnel; failure of the third-party communications networks on which GTT depends; and competition and other risks associated with the communications sector in general and the multi-network operator sector in particular. Additional information concerning these and other important factors can be found under the heading “Risk Factors” in GTT’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission in November 2006, and in GTT’s other annual and quarterly reports filed from time to time with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.
Media Inquiries:
Andrew Goldsmith
Vice President of Marketing, Strategy and Business Development
+1 703.442.5500
andrew.goldsmith@gt-t.net
Investor Inquiries:
Trish Drennan
Investor Relations
+1.703.725.7625
tdrennan@gt-t.net
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